Exhibit (d)(3)

SUPPLEMENT TO

INVESTMENT ADVISORY CONTRACT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

October 21, 2016

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO Global Dividend Portfolio (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (the “Adviser”) have entered into an Investment Advisory Contract dated March 30, 2010 (the “Contract”).

The Trust and the Adviser hereby agree to supplement the Contract as of the date hereof as follows:

i.	all references to the PIMCO Global Dividend Portfolio are deleted and replaced with the PIMCO StocksPLUS® Global Portfolio; and

ii.	the Portfolio’s advisory fee rate is reduced from 0.69% to 0.30% of the average daily net assets attributable to the Portfolio.

Accordingly, the current Exhibit A is replaced with the new Exhibit A attached hereto.

Investment Advisory Contract

EXHIBIT A

(as of October 21, 2016)

PIMCO Equity Series VIT

Portfolio	Investment Advisory Fee
PIMCO StocksPLUS® Global Portfolio	0.30%

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO EQUITY SERIES VIT

By:	/s/ Henrik Larsen
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter Strelow

Title:	Managing Director